                                   EXHIBIT 11

                    WEBFINANCIAL CORPORATION AND SUBSIDIARIES
         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                 (Amounts in thousands except per share amounts)

                                                         FOR THE SIX MONTHS ENDED
                                                    JUNE 30, 2001        JUNE 30, 2000
                                                    -------------        -------------

Net income (loss)                                      $  (816)            $   161

Shares used in computation:

Weighted average number of common shares and
  common share equivalents, basic                        4,367               4,349

Common shares and common share equivalents,
  fully diluted                                          4,367               4,429

Net income (loss) per share-basic                      $  (.19)            $   .04

Net income (loss) per share-diluted                    $  (.19)            $   .04

Common stock  equivalents  (stock  options and warrants)  that were  outstanding during the six month period  ending June 30, 2001 that could potentially  dilute basic  earnings per share in the future were not included in the  computation of earnings per share because the net loss in both periods makes them antidilutive.